UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. 1)
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ABEONA THERAPEUTICS INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ABEONA THERAPEUTICS INC.
1330 Avenue of the Americas, 33rd Floor
New York, NY 10019
646-813-4701
April 19, 2021
To Our Stockholders:
You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Abeona Therapeutics Inc. (the “Company”) to be held virtually on Wednesday, May 26, 2021 at 9:00 a.m., Eastern Time. We have adopted a virtual format for our Annual Meeting to support the health and well-being of our employees and stockholders due to the public health impact of the coronavirus pandemic (COVID-19). You will not be able to attend the Annual Meeting physically. You will be able to attend the Annual Meeting, vote and submit your questions during the Annual Meeting via a live webcast through the link www.virtualshareholdermeeting.com/ABEO2021.
The Notice of Annual Meeting and the proxy statement that follow describe the business to be considered and acted upon by stockholders of the Company at the Annual Meeting. Please carefully review the information contained in the proxy statement.
IT IS VERY IMPORTANT THAT YOU MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. YOU MAY VIRTUALLY ATTEND THE ANNUAL MEETING BY VISITING WWW.VIRTUALSHAREHOLDERMEETING.COM/ABEO2021 ON THE MEETING DATE. IF YOU VIRTUALLY ATTEND THE ANNUAL MEETING AND WISH TO VOTE AT THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AT THAT TIME BY REQUESTING THE RIGHT TO VOTE DURING THE ANNUAL MEETING. YOU MAY ALSO REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS EXERCISED BY VOTING, BY SUBMITTING ANOTHER PROXY BEARING A LATER DATE, OR BY GIVING NOTICE IN WRITING TO OUR SECRETARY NOT LATER THAN THE DAY PRIOR TO THE ANNUAL MEETING.
Sincerely,

/s/ Michael Amoroso
Michael Amoroso Chief Executive Officer

ABEONA THERAPEUTICS INC.
1330 Avenue of the Americas, 33rd Floor
New York, NY 10019
646-813-4701

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on Wednesday, May 26, 2021
PLEASE TAKE NOTICE that the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Abeona Therapeutics Inc. (the “Company”) will be held virtually over the Internet on Wednesday, May 26, 2021, at 9:00 a.m., Eastern Time, for the following purposes:
1.	To elect Steven H. Rouhandeh, Michael Amoroso and Leila Alland, M.D. as Class 2 Directors to hold office for a term of three years and until their successors are elected and qualified;
2.	To vote on a proposal to amend our Restated Certificate of Incorporation to de-classify our Board of Directors so that all directors are elected annually; and
3.	To ratify the appointment of Whitley Penn LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.
In addition to the foregoing, the Annual Meeting will include the transaction of such other business as may properly come before the Annual Meeting, or any adjournment(s), continuation(s), rescheduling(s) or postponement(s) thereof.
The Board of Directors has fixed the close of business on Monday, March 29, 2021, as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting. A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection by stockholders at our offices during normal business hours, during the 10 days prior to the Annual Meeting as well as during the Annual Meeting at www.virtualshareholdermeeting.com/ABEO2021.
Information relating to the proposals described above is set forth in the accompanying proxy statement. Please carefully review the proxy statement, which is accompanied by our annual report for the fiscal year ended December 31, 2020.
Stockholders are invited to attend the Annual Meeting to be held virtually over the Internet on Wednesday, May 26, 2021 at 9:00 a.m., Eastern Time. YOUR VOTE IS IMPORTANT. If you do not expect to virtually attend the Annual Meeting, or if you do plan to virtually attend but wish to vote by proxy, please complete, date, sign and mail the enclosed proxy card in the return envelope provided addressed to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxies will also be accepted as follows: (1) via the Internet by accessing www.proxyvote.com and following the on-screen instructions or scanning the QR code on the proxy card with your smartphone; (2) by calling toll-free at 1-800-690-6903 from any touch-tone telephone and following the instructions; (3) by signing, dating and returning your proxy card in the prepaid enclosed envelope and (4) by attending the virtual Annual Meeting at www.virtualshareholdermeeting.com/ABEO2021. You should have your proxy card available in front of you when you log onto the Internet or call. You can vote online or by phone until 11:59 p.m. Eastern Time the day before the Annual Meeting.
If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor: Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902; shareholders can call toll free at (800) 662-5200 and banks and brokers can call collect at (203) 658-9400.
By Order of the Board of Directors,

/s/ Michael Amoroso
Michael Amoroso Chief Executive Officer
New York, NY
April 19, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 26, 2021
The Notice of Meeting, proxy statement, proxy card and annual report on
Form 10-K for the year ended December 31, 2020
are available at www.proxyvote.com
The Board of Directors (the “Board”) of Abeona Therapeutics Inc. (“Abeona” or the “Company”) is providing this Proxy Statement in connection with Abeona’s 2021 Annual Meeting of Stockholders to be held virtually over the Internet at www.virtualshareholdermeeting.com/ABEO2021 on Wednesday, May 26, 2021, at 9:00 a.m. Eastern Time, and any adjournment or postponement thereof (the “Annual Meeting”).
Proxy materials or a Notice of Internet Availability of Proxy Materials (the “Notice”) are being first released or mailed to stockholders on or about April 19, 2021. In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), Abeona may furnish proxy materials, including the Proxy Statement, proxy card and annual report on Form 10-K for the year ended December 31, 2020, by providing Internet access to those documents, instead of mailing a printed copy of its proxy materials to each stockholder of record. This Proxy Statement and our Annual Report are available at www.proxyvote.com.

Annex A–Marked Copy of Form of Amended and Restated Certificate of Incorporation
i

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all information that you should consider, and you should review all of the information contained in the proxy statement before voting.
Annual Meeting of Stockholders
Date:	May 26, 2021
Time:	9:00 a.m. Eastern Time
Location:	Online only at www.virtualshareholdermeeting.com/ABEO2021. Stockholders will not be able to attend the Annual Meeting in person.
Record Date:	March 29, 2021
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote.
Proposals and Voting Recommendations
Proposal No.	Proposal	Board Recommendation
1	Election of Steve H. Rouhandeh, Michael Amoroso and Leila Alland, M.D. as Class 2 Directors to hold office for a term of three years and until their successors are elected and qualified	FOR EACH NOMINEE
2	Amendment to our Restated Certificate of Incorporation to De-Classify our Board of Directors	FOR
3	To ratify the appointment of Whitley Penn LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021	FOR
Voting Methods
You can vote in one of four ways:
•	Visit www.proxyvote.com to vote VIA THE INTERNET
•	Call toll-free at 1-800-690-6903 and following the instructions to vote VIA TELEPHONE
•	Sign, date and return your proxy card in the prepaid enclosed envelope to vote BY MAIL
•	Attend the meeting to vote VIA THE INTERNET

ABEONA THERAPEUTICS INC.
1330 Avenue of the Americas, 33rd Floor
New York, NY 10019
(646) 813-4701
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Wednesday, May 26, 2021
This proxy statement is furnished by Abeona Therapeutics Inc., a Delaware corporation (“we,” “Abeona” or the “Company”), to holders of its common stock, par value $0.01 per share (“Common Stock”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at our Annual Meeting of Stockholders (the “Annual Meeting”), and at any and all adjournments or postponements thereof. This proxy statement and the accompanying form of proxy is first being sent to holders of Common Stock on or about April 19, 2021. Our mailing address and the location of our principal executive offices is 1330 Avenue of the Americas, 33rd Floor, New York, NY 10019. Our telephone number is (646) 813-4701. The purposes of the Annual Meeting are set forth in the Notice of Annual Meeting of Stockholders (the “Notice of Annual Meeting”), which accompanies this Proxy Statement.
We have adopted a virtual format for our Annual Meeting to provide a consistent experience to all stockholders regardless of location, and to support the health and well-being of our employees and stockholders due to the continuing public health impact of the coronavirus pandemic (“COVID-19”). We have designed the virtual Annual Meeting to provide substantially the same opportunities to participate as you would have at an in-person meeting, including the ability to vote. Detailed instructions on how to vote and submit your questions at the Annual Meeting may be found online at www.virtualshareholdermeeting.com/ABEO2021.
All shares of common stock represented by properly executed proxies or voting instruction forms will be voted at the Annual Meeting in accordance with the directions marked on the proxies or voting instruction forms, unless such proxies or voting instruction forms have previously been revoked. If no directions are indicated on such proxies or voting instruction forms, they will be voted FOR Proposal 1 – the election of the nominees named under Election of Directors; FOR Proposal 2 – to amend our Restated Certificate of Incorporation to de-classify our Board of Directors; and FOR Proposal 3 – the ratification of the appointment of Whitley Penn LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. If any other matters are properly presented at the Annual Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority upon such holders to vote on such matters) in accordance with their best judgment, subject to compliance with Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each proxy executed and returned by a stockholder may be revoked at any time before it is voted by timely submission of a written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company), or, if a stockholder is virtually present at the Annual Meeting, he or she may elect to revoke his or her proxy and vote his or her shares personally.
If your shares of common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a “stockholder of record” or a “registered stockholder” of those shares. You should follow the instructions on the Notice of Annual Meeting to ensure that your vote is counted. Alternatively, you may virtually attend and vote at the Annual Meeting.
If your shares are held in an account at a bank, brokerage firm, or other similar organization (which we refer to as a “broker”), then you are a beneficial owner of shares held in “street name.” In that case, you will have received these proxy materials from the bank, brokerage firm, or other similar organization holding your account. As a beneficial owner, you will have to direct your broker on how to vote the shares held in your account in accordance with your broker’s requirements.

At the close of business on March 29, 2021, the record date for the Annual Meeting (the “record date”), the number of issued and outstanding shares of our Common Stock entitled to vote was 99,038,933. Each share of Common Stock entitles its holder to one vote with respect to all matters submitted to stockholders for a vote at the Annual Meeting. Consistent with the Company’s amended and restated bylaws (the “Bylaws”), uncontested director elections proceed by majority voting. In an uncontested election a nominee for director will be elected to the Board if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election.
A complete list of Company stockholders entitled to vote at the Annual Meeting will be available at our principal executive offices during normal business hours, at least 10 days prior to the Annual Meeting and during the Annual Meeting at www.virtualshareholdermeeting.com/ABEO2021. According to our Bylaws, the presence, through virtual attendance or by proxy, of the holders of a majority of the shares of common stock outstanding and entitled to vote constitutes a quorum for the conduct of business at the Annual Meeting. Abstentions and broker non-votes are counted as present for purposes of determining whether a quorum is present.
A broker non-vote occurs when brokers, who hold their clients’ shares in street name, sign and submit proxies for such shares and vote such shares on some matters but not others. This would occur when brokers have not received any instructions from their clients, in which case the brokers, as the holders of record, are permitted to vote on “routine” matters, which include the ratification of the appointment of an independent registered public accounting firm, but not on “non-routine” matters, such as the election of directors and approval of an amendment to our Restated Certificate of Incorporation (the “Certificate of Incorporation”).
For Proposal 1, the directors will be elected upon the affirmative vote of a majority of the votes cast. For Proposal 1, stockholders may vote “FOR,” “AGAINST,” or “ABSTAIN.” Abstentions will have the effect of a “AGAINST” such proposal. Broker non-votes, if any, will be disregarded and will have no effect on the outcome of the vote for Proposal 1.
Proposal 2, to amend our Certificate of Incorporation to de-classify our Board of Directors so that all directors are elected annually (the “De-Classification Proposal”), will be approved upon the affirmative vote of the holders of at least 66 2/3% of the shares outstanding. For Proposal 2, stockholders may vote “FOR,” “AGAINST,” or “ABSTAIN.” Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” Proposal 2.
Proposal 3, ratification of Whitley Penn LLP as our independent public accountant, will be approved upon the affirmative vote of a majority of the outstanding shares of Common Stock voting present through virtual attendance or by proxy at the Annual Meeting. Abstentions will have the effect of a vote “AGAINST” such proposal. Brokers may vote on Proposal 3 absent instructions from the beneficial owner.
The Board is not aware of any matters that will be brought before the Annual Meeting other than those matters specifically set forth in the Notice of Annual Meeting. However, if any other matter properly comes before the Annual Meeting, it is intended that the persons named in the enclosed form of proxy, or their substitutes acting thereunder, will vote on such matter in accordance with the recommendations of the Board, or, if no such recommendations are made, in accordance with their best judgment.
All expenses in connection with solicitation of proxies will be borne by us. We will also request brokers, dealers, banks and voting trustees, and their nominees, to make available the Notice of Annual Meeting, this proxy statement, the accompanying form of proxy and our annual report for the fiscal year ended December 31, 2020 (the “Annual Report”) to beneficial owners and will reimburse them for their expenses in forwarding these materials. We expect to solicit proxies primarily by mail, but our directors, officers and employees may also solicit in person, by telephone or email.
Stockholders of record as of the record date can attend the Annual Meeting online by logging onto our virtual forum at www.virtualshareholdermeeting.com/ABEO2021 and following the instructions provided on their proxy card, vote instruction card or “Important Notice Regarding the Availability of Proxy Materials.” To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card, voter instruction card or “Important Notice Regarding the Availability of Proxy Materials.” If you do not have this control number at the time of the Annual Meeting, you will still be able to attend virtually, but you will not be able to vote or ask questions.

The virtual Annual Meeting platform is fully supported across browsers (Microsoft Edge, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Attendees should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the virtual Annual Meeting. Attendees should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the virtual Annual Meeting.
This proxy statement should be read together with our annual report for the fiscal year ended December 31, 2020, including the financial statements and management’s discussion and analysis of financial condition and results of operations contained therein.
Proxies may be solicited on behalf of the Board, without additional compensation, by the Company’s directors and certain executive officers or employees of the Company. Additionally, the Company has retained Morrow Sodali, a proxy solicitation firm, to assist in the solicitation of proxies. Morrow Sodali may solicit proxies on the Board’s behalf.

Corporate Governance Matters
Pursuant to the Delaware General Corporation Law and our Bylaws, our business, property and affairs are managed by or under the direction of our Board. Members of the Board are kept informed of our business through discussions with our senior management, including our Chief Executive Officer, by reviewing materials provided to them and by participating in meetings of the Board and its committees. The Board is currently comprised of nine directors. The Board meets during our fiscal year to review significant developments affecting us and to act on matters requiring Board approval.
The Board has adopted a number of corporate governance documents, including charters for its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, corporate governance guidelines, a code of business conduct and ethics for employees, executive officers and directors (including its principal executive officer and principal financial officer) and a whistleblower policy regarding the treatment of complaints on accounting, internal accounting controls and auditing matters. All of these documents are available on our website at www.abeonatherapeutics.com under the heading “Investor & Media-Corporate Governance-Governance Documents,” and a copy of any such document may be obtained, without charge, upon written request to the Company, c/o Investor Relations, 1330 Avenue of the Americas, 33rd Floor, New York, NY 10019.
Stockholder Communications with the Board
The Board has established a process for stockholders to send communications to it. Stockholders may send written communications to the Board or individual directors to Abeona Therapeutics Inc., Board of Directors, c/o Corporate Secretary, 1330 Avenue of the Americas, 33rd Floor, New York, NY 10019. Stockholders also may send communications via email to IR@abeonatherapeutics.com with the notation “Attention: Corporate Secretary” in the subject field. All communications will be reviewed by the Corporate Secretary of the Company, who will determine whether such communications are relevant and for a proper purpose and appropriate for Board review and, if applicable, submit such communications to the Board on a periodic basis.
Director Independence
We are listed on the Nasdaq Capital Market (“Nasdaq”) and are subject to Nasdaq rules and regulations governing director independence. The Board has determined that each of Leila Alland, M.D., Mark J. Alvino, Faith L. Charles, Paul Mann, Todd Wider, M.D. and Donald A. Wuchterl are independent under applicable Nasdaq rules. Each of the following directors who served on the Board during 2020 were also independent directors: Stefano Buono, George Migausky, Shawn Tomasello, Stephen Howell, M.D., and Richard Van Duyne. Mr. Buono served as Chairman of the Nominating and Corporate Governance Committee. Mr. Migausky served as Chairman of the Audit Committee. Ms. Tomasello served as a member of the Nominating and Corporate Governance Committee. Dr. Howell served as a member of both the Compensation Committee and the Nominating Committee. Mr. Van Duyne served as a member of both the Audit Committee and the Nominating and Corporate Governance Committee.
Board Leadership Structure
The Board has no set policy with respect to the separation of the roles of Chairman of the Board and principal executive officer. Steven H. Rouhandeh currently serves as our Chairman of the Board and Michael Amoroso as Chief Executive Officer (principal executive officer). Our Board currently does not have a lead independent director.
Our Board leadership structure is commonly utilized by other public companies in the United States, and we believe that it is effective for us. We believe this leadership structure is appropriate for us given the size and scope of our business, the experience and active involvement of our independent directors and our corporate governance practices, which include regular communication with and interaction between and among the Chief Executive Officer, Chief Technical Officer, Chief Accounting Officer, and Head of Legal and the independent directors. Of the current members of our Board, four are independent from management.
Board of Director’s Role in Risk Oversight
The Board is responsible for overseeing our management and operations, including overseeing our risk assessment and risk management functions. We believe that our directors provide effective oversight of risk management functions. We perform a risk review on a regular basis wherein the management team evaluates the risks we expect to face in the upcoming year and over a longer-term horizon. From this risk assessment, plans are developed to deal with the risks identified. The results of this risk assessment are provided to the Board for their consideration and review. In addition, members of our management periodically present to the Board the strategies, issues and plans for the areas of our business for which they are responsible. While the Board oversees risk management, our management is responsible for day-to-day risk management processes. Additionally, the Board requires that management raise exceptional issues to the Board. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that the Board leadership structure supports this approach.
Code of Business Conduct and Ethics
We have adopted a written Code of Business Conduct and Ethics that applies to all of our directors, officers and employees. We have posted our Code of Business Conduct and Ethics on our website, available at www.abeonatherapeutics.com. Any amendment to the Code of Business Conduct and Ethics or any waiver of the Code of Business Conduct and Ethics will be disclosed on our website promptly following the date of such amendment or waiver.
Officers and Directors
Our current directors and executive officers are as follows:
Name	Age	Title
Steven H. Rouhandeh	64	Chairman of the Board
Leila Alland, M.D.	58	Director
Mark J. Alvino	53	Director
Faith L. Charles	59	Director
Paul Mann	45	Director
Christine Silverstein	38	Director
Todd Wider, M.D.	56	Director
Donald A. Wuchterl	51	Director
Michael Amoroso	43	President, Chief Executive Officer, Director
Edward Carr	51	Chief Accounting Officer
Our Certificate of Incorporation and Bylaws presently provide that our Board shall consist of three to 15 members, divided into three staggered classes as nearly equal in number as possible. The Board is currently comprised of nine directors. Our directors serve for a term of three years and until the respective election and qualification of their successors. Pursuant to our Bylaws, the Board selects our Chairman of the Board and our executive officers. Each of our executive officers is selected by the Board for a term of one year or until the executive officer’s successor is duly elected and qualified or until such executive officer’s resignation or removal. There is no family relationship among any of our directors or executive officers.

Committees of the Board of Directors
The Board established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of the committees of the Board acts pursuant to a separate written charter adopted by the Board.
The Audit Committee is currently comprised of Paul Mann (Chair), Mark J. Alvino and Faith L. Charles. The Board has determined that each of Messrs. Mann and Alvino qualify as an “audit committee financial expert,” under applicable SEC rules and regulations. The Audit Committee’s responsibilities and duties are, among other things, to engage the independent auditors, review the audit fees, supervise matters relating to audit functions and review and set internal policies and procedure regarding audits, accounting and other financial controls. The Board has determined that Messrs. Mann and Alvino and Ms. Charles are independent under applicable SEC and Nasdaq rules and regulations. The Audit Committee acts pursuant to a written charter, which is available on our website at www.abeonatherapeutics.com under “Investors & Media-Corporate Governance-Governance Documents.”
The Compensation Committee is currently comprised of Mark J. Alvino (Chair) and Todd Wider, M.D. All committee members are non-employee directors under applicable SEC rules and are “outside” directors under Internal Revenue Code Section 162(m). All committee members also are independent under applicable Nasdaq rules and regulations. The Compensation Committee acts pursuant to a written charter, which is available on our website at www.abeonatherapeutics.com under “Investors & Media-Corporate Governance-Governance Documents.”
The Nominating and Corporate Governance Committee is currently comprised of Faith L. Charles (Chair) and Todd Wider, M.D. All committee members are independent under applicable SEC and Nasdaq rules and regulations. The Nominating and Corporate Governance Committee is responsible for, among other things, considering potential Board members, making recommendations to the full Board as to nominees for election to the Board, assessing the effectiveness of the Board and implementing our corporate governance guidelines. The Nominating and Corporate Governance Committee acts pursuant to a written charter, which is available on our website at www.abeonatherapeutics.com under “Investors & Media-Corporate Governance-Governance Documents.”
Meetings Attendance
The Board held 23 meetings during the 2020 fiscal year. Each director attended 75 percent or more of the Board meetings and meetings of committees of which he or she was a member that were held during the period of his or her service as a director.
The Audit Committee held four meetings during the 2020 fiscal year and all members were present. The Compensation Committee held 11 meetings during the 2020 fiscal year and all members were present. The Nominating and Corporate Governance Committee held 2 meetings during the 2020 fiscal year and all members were present. All of the directors then currently serving as director attended the 2020 annual meeting of stockholders. Although we currently do not require directors to attend annual stockholder meetings, we do encourage directors to do so and welcome their attendance.

Director and Executive Compensation Governance Principles
The Company has adopted certain governance principles related to director and executive compensation as follows:
•
Annual equity awards made to non-employee directors shall be granted on a different date than annual equity awards to executive officers. Final deliberations or voting on the compensation of non-employee directors (including any changes to the annual compensation package) shall be made at a different Board (or committee) meeting than any deliberations or voting on the compensation of executive officers (including any changes to the annual compensation package).

•
On an annual basis, the Compensation Committee selects and retains an independent consultant to compare the Company’s executive compensation levels, policies, practices and procedures to a set of peer companies selected by the Compensation Committee with input from the independent consultant. The independent consultant prepares and submits to the Compensation Committee a report summarizing this comparative study and its recommendations relating to executive compensation. The Company’s executive officers play no substantive role in the selection or dismissal of the independent consultant.

•	On an annual basis, qualified experts in the field present recent developments and best practices concerning executive compensation to the Compensation Committee.
•
On an annual basis, the proposed package for the non-employee director compensation must be recommended by the Compensation Committee to the Board following the receipt of a report from an independent consultant analyzing the non-employee director compensation package of the Company’s peer companies.

Outside Compensation Consultants
The Compensation Committee engaged Radford Inc. (“Radford”) as an independent compensation consultant to provide certain services related to executive and non-employee director compensation. Radford assisted with the Compensation Committee’s review of the Company’s annual salary, bonus and equity compensation plans for executive officers and annual cash and equity compensation for non-employee directors. Radford does not provide any other services to the Company unless approved by the Compensation Committee, and no such services were provided in 2020. After considering the relevant factors, the Company determined that no conflicts of interest have been raised in connection with the services Radford performed for the Compensation Committee in 2020.
The Compensation Committee engaged also engaged Korn Ferry as an independent compensation consultant to provide certain services related to compensation for the Special Committee. Korn Ferry does not provide any other services to the Company unless approved by the Compensation Committee, and no such services were provided in 2020. After considering the relevant factors, the Company determined that no conflicts of interest have been raised in connection with the services Korn Ferry performed in 2020.

Compensation of Directors
Compensation for Board Service in 2020: Each director who is not also an Abeona employee receives an annual board fee and an annual committee fee for their service on each Board committee, except the Special Committee discussed below. These fees are paid quarterly. In addition, we reimburse each director, whether an employee or not, for the expense of attending Board and committee meetings. There were no additional fees paid for service as a chairman of a Board committee. During 2020, the annual board fee was $50,000 and the committee was $7,500 per committee served.
In addition, each incumbent director who is not also an Abeona employee was granted $115,000 for service on the Board in 2020 consisting of 50% in stock options and 50% in restricted stock and each new director who is not also an Abeona employee in 2020 was granted $230,000 consisting of 50% in stock options and 50% in restricted stock. All restricted stock grants were made on a different date that any awards to employees.
Compensation for Service on Special Committee in 2020: On October 6, 2020, the Company announced the creation of a special committee of the Board (“Special Committee”) to oversee and advise the executive leadership team on the operations of the Company for a transitional period following the departure of our then-CEO, João Siffert. The Special Committee consisted of Paul Mann, Christine Silverstein and Todd Wider, M.D. The Special Committee was dissolved on December 31, 2020. Each director who served on the Special Committee received a monthly cash fee of $50,000 and a monthly grant of restricted stock of $83,333 while the Special Committee was operational. Ms. Silverstein did not accept her grant of restricted stock.
Stock Option Repricing Program: On November 17, 2020, the Board and the Compensation Committee unanimously approved the repricing of all stock options outstanding under the Company’s 2015 Equity Incentive Plan and the Abeona Therapeutics Inc. 2005 Equity Incentive Plan held by the then four current members of the Board that had an exercise price per share between $1.29 and $18.50 (the “Eligible Director Stock Options”). As a result of the repricing, the exercise price of the Eligible Director Stock Options was set to $1.28 per share, equal to the closing sale price of the Company’s Common Stock on November 17, 2020. Except for the modified exercise price, all other terms and conditions of each of the Eligible Stock Options remain in full force and effect.
Pursuant to the 2015 Equity Incentive Plan, the Compensation Committee, as the administrator of the Plan, has discretionary authority, exercisable on such terms and conditions that it deems appropriate under the circumstances, to reduce the exercise price in effect for outstanding options under the Plan. In approving the repricing, the Board and the Compensation Committee considered the recent high turnover rate of prior Board members, the lack of retention value provided by the then outstanding stock options to current Board members and the impact of such options on the capital structure of the Company. The Compensation Committee recommended to the Board approval of the repricing, and the Board unanimously ratified the Compensation Committee's recommendation.
Director Compensation Table – 2020
The table below represents the compensation paid to our directors during the year ended December 31, 2020:
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Mark J. Alvino(3)	$16,042	$—	$—	$16,042
Stefano Buono(4)	43,250	57,501(5)	57,497(6)	$158,248
Stephen B. Howell, M.D.(4)	49,000	57,501(5)	57,497(6)	$163,998
Paul Mann(7)	185,826(8)	365,002(9)	123,358(10)	$674,186
George Migausky(11)	16,451	115,001(12)	45,566(13)	$177,018
Shawn Tomasello(14)	29,972	115,002(15)	114,992(16)	$259,966
Richard Van Duyne(3)	16,042	—	—	$16,042
Todd Wider, M.D.	220,250(17)	307,502(18)	150,788(19)	$678,540
(1)
Fair value of stock awards is calculated under ASC 718 as of the grant date using the closing stock price of our Common Stock. Our assumptions in determining fair value are described in note 9 to our audited financial statements for the year ended December 31, 2020, included in our Annual Report on Form 10-K.

(2)
Fair value of option awards is calculated under ASC 718 as of the grant date using the Black-Scholes option-pricing model and as of the repricing date using a Hull-White I lattice model. Employees are assumed to exercise their options. The determination of the fair value of share-based payment awards made on the date of grant is affected by our Common Stock price as well as assumptions regarding a number of complex and subjective variables. Our assumptions in determining fair value are described in note 9 to our audited financial statements for the year ended December 31, 2020, included in our Annual Report on Form 10-K.
(3)
In connection with the Company’s underwritten public offering consummated in December 2019 and pursuant to a letter agreement dated as of December 20, 2019, the Company granted to affiliates of Great Point Partners, LLC (“Great Point Partners”) the right to nominate two members to our Board, including a new Executive Chairman. As a result, Mr. Rouhandeh agreed to step down as Executive Chairman but continued to serve his term as a member of the Board, while Messrs. Alvino and Van Duyne agreed to step down as members of the Board. The resignations of Messrs. Alvino and Van Duyne were effective as of April 15, 2020. Effective March 26, 2021, Mr. Alvino was appointed to the Board.

(4)	On September 27, 2020, Mr. Buono and Dr. Howell each announced that they had stepped down from the Board, effective immediately. Neither director indicated any disagreements with the Company.
(5)	Represents the fair value of restricted stock granted on May 20, 2020 to purchase 17,969 shares of our Common Stock. This award was forfeited upon his resignation on September 27, 2020.
(6)	Represents the fair value of options granted on May 20, 2020 to purchase 21,518 shares of our Common Stock. This award was forfeited upon his resignation on September 27, 2020.
(7)	On June 17, 2020, Mr. Mann was appointed to the Company’s Board.
(8)	Mr. Mann received $30,826 for his service on the Board and $155,000 for his service on the Special Committee.
(9)
Represents the fair value of restricted stock granted (i) on June 17, 2020 to purchase 37,954 shares of our Common Stock in connection with his appointment to the Board and (ii) on October 8, 2020 to purchase 203,253 shares of our Common Stock in connection with his service on the Special Committee. Mr. Mann held no restricted stock as of December 31, 2020.

(10)
Represents (i) the fair value of options granted on June 17, 2020 to purchase 45,566 shares of our Common Stock in connection with his appointment to the Board and (ii) the incremental fair value of repriced options to purchase 45,566 shares of our Common Stock as noted above. Mr. Mann had options to purchase 45,566 shares of our Common Stock as of December 31, 2020.

(11)
On June 17, 2020, Mr. Migausky was appointed to the Company’s Board. On September 27, 2020, Mr. Migausky announced that he had stepped down from the Board, effective immediately. He did not indicate any disagreements with the Company.

(12)
Represents the fair value of restricted stock granted on June 17, 2020 to purchase 37,954 shares of our Common Stock in connection with his appointment to the Board. This award was forfeited upon his resignation on September 27, 2020.

(13)
Represents the fair value of options granted on June 17, 2020 to purchase 45,566 shares of our Common Stock in connection with his appointment to the Board. This award was forfeited upon his resignation on September 27, 2020.

(14)
On April 15, 2020, Ms. Tomasello was appointed to the Company’s Board. On September 27, 2020, Ms. Tomasello announced that she had stepped down from the Board, effective immediately. She did not indicate any disagreements with the Company.

(15)
Represents the fair value of restricted stock granted on May 20, 2020 to purchase 35,938 shares of our Common Stock in connection with her appointment to the Board. This award was forfeited upon her resignation on September 27, 2020.

(16)
Represents the fair value of options granted on May 20, 2020 to purchase 43,035 shares of our Common Stock in connection with her appointment to the Board. This award was forfeited upon her resignation on September 27, 2020.

(17)	Dr. Wider received $65,250 for his service on the Board and $155,000 for his service on the Special Committee.
(18)
Represents the fair value of restricted stock granted (i) on May 20, 2020 to purchase 17,969 shares of our Common Stock in connection and (ii) on October 8, 2020 to purchase 203,253 shares of our Common Stock in connection with his service on the Special Committee. Dr. Wider held no restricted stock as of December 31, 2020.

(19)
Represents (i) the fair value of options granted on May 20, 2020 to purchase 21,518 shares of our Common Stock and (ii) the incremental fair value of repriced options to purchase 321,345 shares of our Common Stock as noted above. Dr. Wider had options to purchase 321,345 shares of our Common Stock as of December 31, 2020.

Certain Relationships and Related Transactions
On occasion we may engage in certain related party transactions. Pursuant to our Audit Committee charter, our policy is that all related party transactions are reviewed and approved by the Audit Committee. There were no related party transactions in 2020.
Equity Compensation Plan Information
The following table sets forth, as of December 31, 2020, information about shares of common stock outstanding and available for issuance under our existing equity compensation plans.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
2015 Equity Incentive Plan	5,560,739	$2.21	6,339,370
2005 Equity Incentive Plan(1)	124,800	8.55	—
Equity compensation plans not approved by security holders	—	—	—
Total	5,685,539	$2.35	6,339,370
(1)	No further grants may be made under the 2005 Equity Incentive Plan.

Security Ownership of Certain Beneficial Owners and Management
Based solely upon information made available to us, the following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of March 29, 2021 by (i) each person who is known by us to beneficially own more than five percent of any class of our Common Stock; (ii) each of our directors and nominees; (iii) each of our named executive officers; and (iv) all of our executive officers and directors as a group. The address of each holder listed below, except as otherwise indicated, is 1330 Avenue of the Americas, 33rd Floor, New York, NY 10019.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership Common Stock(1)	Percent of Common Stock(2)
Steven H. Rouhandeh(3)	13,859,662	13.9%
Leila Alland, M.D.	—	*
Mark J. Alvino(4)	191,227	*
Faith L. Charles	—	*
Paul Mann	—	*
Brian J.G. Pereira, M.D.	—	*
João Siffert, M.D.	—	*
Christine Silverstein(5)	378,682	*
Todd Wider, M.D. (6)	25,000	*
Donald A. Wuchterl	—	*
Michael Amoroso(7)	695,455	*
Edward Carr(8)	297,180	*
SCO Capital Partners LLC and Beach Capital LLC(9)	12,524,660	12.6%
Adage Capital Partners, L.P.(10)	8,287,995	8.4%
All Directors and Executive Officers as a group (consisting of 12 persons)	15,447,206	15.4%
*	Less than 1%
(1)	Includes outstanding shares of Common Stock held plus all shares of Common Stock issuable upon exercise of options, warrants and other rights exercisable within 60 days after March 29, 2021.
(2)	Based upon 99,038,933 shares of Common Stock issued and outstanding as of March 29, 2021.
(3)
Beneficial ownership for Mr. Rouhandeh includes (i) 495,000 shares held directly by Mr. Rouhandeh, (ii) presently exercisable options for the purchase of 760,002 shares pursuant to the 2015 Equity Incentive Plan, (iii) presently exercisable options for the purchase of 80,000 shares pursuant to the 2005 Equity Incentive Plan, (iv) 229 shares held by the Sophie C. Rouhandeh Trust, 229 shares held by the Chloe H. Rouhandeh Trust, and 714 shares held by the SHR Family Trust (collectively, the “Trusts”), and (v) 11,159,292 shares and 1,364,196 shares held by each of SCO Capital Partners LLC and Beach Capital LLC, respectively. Mr. Rouhandeh serves as trustee of each of the Trusts. He is also the Chief Investment Officer and managing member of SCO Capital Partners LLC and managing member of Beach Capital LLC. His address is c/o SCO Capital Partners LLC, 1330 Avenue of the Americas, 33rd Floor, New York, NY 10019.

(4)
Mr. Alvino is known to beneficially own an aggregate of (i) 5,000 shares of our Common Stock, (ii) presently exercisable options for the purchase of 174,827 shares pursuant to the 2015 Equity Incentive Plan, (iii) presently exercisable options for the purchase of 11,400 shares pursuant to the 2005 Equity Incentive Plan.

(5)
Ms. Silverstein is known to beneficially own an aggregate of 80,000 shares of our Common Stock and presently exercisable options for the purchase of 298,682 shares of our Common Stock pursuant to the 2015 Equity Incentive Plan.

(6)	Dr. Wider is known to beneficially own an aggregate of 25,000 shares of our Common Stock.
(7)	Mr. Amoroso is known to beneficially own an aggregate of 695,455 shares of our Common Stock.
(8)
Mr. Carr is known to beneficially own an aggregate of 246,736 shares of our Common Stock and presently exercisable options for the purchase of 50,444 shares of our Common Stock pursuant to the 2015 Equity Incentive Plan.

(9)
SCO Capital Partners LLC and Beach Capital LLC’s address is 1330 Avenue of the Americas, 33rd Floor, New York, NY 10019. Mr. Rouhandeh is the Chief Investment Officer of SCO Capital Partners LLC. SCO Capital Partners LLC and Beach Capital LLC are known to beneficially own an aggregate of 12,524,660 shares of our Common Stock. Mr. Rouhandeh disclaims his beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(10)
Based on information set forth in a Schedule 13G/A filed with the SEC on February 11, 2021 by Adage Capital Partners, L.P. and related entities. Adage Capital Partners L.P.’s address is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.

To our knowledge, except as noted above, no person or entity is the beneficial owner of more than 5% of the voting power of the Company’s Common Stock.

Executive Compensation
The following table sets forth the aggregate compensation paid to: (i) our principal executive officer at the end of fiscal year 2020, Michael Amoroso; (ii) additional principal executive officers who were no longer serving in that capacity at the end of fiscal year 2020; (iii) our only other executive officer other than our principal executive officer who was serving as an executive officer at the end of fiscal year 2020, and (iv) an additional individual for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of fiscal year 2020.
Stock Option Repricing Program: On November 10, 2020, the Board and the Compensation Committee unanimously approved the repricing of all stock options outstanding under the 2015 Equity Incentive Plan held by current employees of the Company that had an exercise price per share between $1.16 and $17.30 (the “Eligible Stock Options”). As a result of the repricing, the exercise price of the Eligible Stock Options was set to $1.15 per share, equal to the closing sale price of the Company’s Common Stock on November 10, 2020. Stock options held by members of the Board were not included in this repricing. Except for the modified exercise price, all other terms and conditions of each of the Eligible Stock Options remains in full force and effect.
Pursuant to the Plan, the Compensation Committee, as the administrator of the Plan, has discretionary authority, exercisable on such terms and conditions that it deems appropriate under the circumstances, to reduce the exercise price in effect for outstanding options under the Plan. In approving the repricing, the Board and the Compensation Committee considered the impact of the then current exercise prices of outstanding stock options on the incentives provided to employees, the lack of retention value provided by the then outstanding stock options to employees, and the impact of such options on the capital structure of the Company. The Compensation Committee recommended to the Board approval of the repricing, and the Board unanimously ratified the Compensation Committee's recommendation.
Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Michael Amoroso(3) President and Chief Executive Officer	2020	$219,071	$106,400(4)	$827,294(5)	$338,728(6)	$7,667(7)	$1,499,160
Edward Carr Chief Accounting Officer	2020	$300,000	$126,000(4)	$161,016(8)	$325,591(9)	$11,400(7)	$924,007
Brian J.G. Pereira, M.D.(10) Former Executive Chairman	2020	$169,231	$—	$1,938,166(11)	$—	$—	$2,107,397
João Siffert, M.D.(12) Former Chief Executive Officer, Head of Research & Development and Chief Medical Officer	2020	$425,981	$—	$347,954(13)	$320,000(14)	$11,400(7)	$1,105,335
	2019	$550,000	$206,250(15)	$1,463,611(16)	$—	$106,200(17)	$2,326,061
Steven H. Rouhandeh(18) Former Executive Chairman	2020	$171,733	$76,118(4)	$682,936(19)	$384,000(20)	$930,156(21)	$2,244,943
	2019	$571,650	$214,369(15)	$682,800(22)	$—	$11,200(7)	$1,480,019
Christine Silverstein(23) Former Chief Financial Officer	2020	$100,000	$80,000(4)	$372,905(24)	$256,000(25)	$371,029(26)	$1,179,934
	2019	$350,000	$84,000(15)	$566,225(27)	$—	$—	$1,000,225
(1)
Fair value of option awards is calculated under ASC 718 as of the grant date using the Black-Scholes option-pricing model and as of the repricing date using a Hull-White I lattice model. Employees are assumed to exercise their options. The determination of the fair value of share-based payment awards made on the date of grant is affected by our Common Stock price as well as assumptions regarding a number of complex and subjective variables. Our assumptions in determining fair value are described in note 9 to our audited financial statements for the year ended December 31, 2020, included in our Annual Report on Form 10-K.

(2)
Fair value of stock awards is calculated under ASC 718 as of the grant date using the closing stock price of our Common Stock. Our assumptions in determining fair value are described in note 9 to our audited financial statements for the year ended December 31, 2020, included in our Annual Report on Form 10-K.

(3)
Mr. Amoroso was promoted to President and Chief Executive Officer on March 19, 2021. Mr. Amoroso joined the Company on July 9, 2020 and served as Chief Commercial Officer until October 31, 2020 when he was promoted to Chief Operating Officer, becoming the Company’s principal executive officer.

(4)	Represents a bonus accrued for performance in 2020 and paid in January 2021. Bonus payments are pro-rated for the portion of the year employed at the Company.

(5)
Represents (i) the fair value of options granted on July 9, 2020 to purchase 250,000 shares of our Common Stock, (ii) the fair value of options granted on November 2, 2020 to purchase 100,000 shares of our Common Stock and (iii) the incremental fair value of repriced options to purchase 250,000 shares of our Common Stock as noted above.

(6)	Represents the fair value of restricted stock granted on October 9, 2020 for 245,455 shares of our Common Stock.
(7)	Represents employer matching contributions to the Company’s 401(k) Defined Contribution Plan.
(8)
Represents (i) the fair value of options granted on March 16, 2020 to purchase 51,081 shares of our Common Stock, (ii) the fair value of options granted on May 20, 2020 to purchase 28,919 shares of our Common Stock and (iii) the incremental fair value of repriced options to purchase 125,000 shares of our Common Stock as noted above.

(9)	Represents the fair value of restricted stock granted (i) on May 20, 2020 for 40,000 shares of our Common Stock and (ii) on October 9, 2020 for 143,182 shares of our Common Stock.
(10)	Dr. Pereira was appointed to the Company’s Board on April 15, 2020 and served as Executive Chairman until his resignation on September 27, 2020.
(11)	Represents the fair value of options granted on April 15, 2020 to purchase 930,000 shares of our Common Stock. This award was forfeited upon his resignation on September 27, 2020.
(12)	On September 23, 2020, João Siffert, M.D. resigned from his positions as Chief Executive Officer, Head of Research and Development and Chief Medical Officer, as well as member of the Board.
(13)
Represents the fair value of options granted (i) on March 16, 2020 to purchase 127,704 shares of our Common Stock and (ii) on May 20, 2020 for 72,296 shares of our Common Stock. These awards were forfeited upon his resignation on September 23, 2020.

(14)	Represents the fair value of restricted stock granted on May 20, 2020 for 100,000 shares of our Common Stock. This award was forfeited upon his resignation on September 23, 2020.
(15)	Represents a bonus accrued for performance in 2019 and paid in February 2020.
(16)
Represents the fair value of options granted to Dr. Siffert on (i) April 9, 2019 for 100,000 shares of our Common Stock, (ii) February 11, 2019 for 110,000 shares of our Common Stock and (iii) January 31, 2019 for 60,000 shares of our Common Stock.

(17)
Represents the second half of the $190,000 sign-on bonus paid to Dr. Siffert in connection with his employment agreement dated September 18, 2018 and $11,200 for employer matching contributions to the Company’s 401(k) Defined Contribution Plan.

(18)
Mr. Rouhandeh resigned his Executive Chairman position effective upon Dr. Pereira's appointment as Executive Chairman on April 15, 2020. Mr. Rouhandeh has continued to serve on the Company’s Board and is currently serving as Chairman.

(19)
Represents (i) the fair value of options granted on March 16, 2020 to purchase 153,244 shares of our Common Stock, (ii) the fair value of options granted on May 20, 2020 to purchase 86,756 shares of our Common Stock and (iii) the incremental fair value of repriced options to purchase 1,085,000 shares of our Common Stock as noted above.

(20)	Represents the fair value of restricted stock granted on May 20, 2020 for 120,000 shares of our Common Stock.
(21)
Represents (i) $883,200 of separation pay calculated as 12-months of base salary and target annual bonus paid over the period April 15, 2020 to April 15, 2021, (ii) $11,400 for employer matching contributions to the Company’s 401(k) Defined Contribution Plan and (iii) $35,556 for director compensation for his service on the Board.

(22)	Represents the fair value of options granted to Mr. Rouhandeh on April 9, 2019 to purchase 120,000 shares of our Common Stock.
(23)	On March 11, 2020, Ms. Silverstein was appointed to the Company’s Board. On March 31, 2020, Ms. Silverstein resigned from her position as Chief Financial Officer.
(24)
Represents (i) the fair value of options granted on March 16, 2020 to purchase 102,163 shares of our Common Stock, (ii) the fair value of options granted on May 20, 2020 to purchase 57,837 shares of our Common Stock and (iii) the incremental fair value of repriced options to purchase 463,750 shares of our Common Stock as noted above.

(25)	Represents the fair value of restricted stock granted on May 20, 2020 for 80,000 shares of our Common Stock.
(26)
Represents (i) $183,333 of compensation for consulting services provided to the Company from April 1, 2020 to September 30, 2020, (ii) $25,000 for director compensation for her service on the Board, (iii) $155,000 for her service on the Special Committee and (iv) accrued vacation of $7,696.

(27)
Represents the fair value of options granted to Ms. Silverstein on (i) April 9, 2019 to purchase 80,000 shares of our Common Stock and (ii) January 7, 2019 to purchase 20,000 shares of our Common Stock.

Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the aggregate number of option awards held by our named executive officers (“NEOs”) as of December 31, 2020.
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Michael Amoroso	11/2/2020	—	100,000(2)	$1.07	11/2/2030	—	$—
	10/9/2020	—	—	—	—	245,455(3)	$385,364
	7/9/2020	—	250,000(2)	$1.15	7/9/2030	—	$—
Edward Carr	10/9/2020	—	—	—	—	143,182(4)	$224,796
	5/20/2020	—	28,919(5)	$1.15	3/16/2030	40,000(6)	$62,800
	3/16/2020	—	51,081(5)	$1.15	3/16/2030	—	$—
	4/9/2019	4,172	5,828(5)	$1.15	4/9/2029	—	$—
	11/19/2018	18,240	16,760(5)	$1.15	11/19/2028	—	$—
Brian J.G. Pereira, M.D.		—	—	$—	—	—	$—
João Siffert, M.D.		—	—	$—	—	—	$—
Steven H. Rouhandeh	5/20/2020	—	86,756(7)	$1.28	3/16/2030	120,000(8)	$188,400
	3/16/2020	—	153,244(7)	$1.28	3/16/2030	—	$—
	4/9/2019	50,000	70,000(7)	$1.28	4/9/2029	—	$—
	12/14/2017	90,000	30,000(7)	$1.28	12/14/2027	—	$—
	12/13/2016	200,000	—	$1.28	12/13/2026	—	$—
	2/11/2016	200,000	—	$1.28	2/11/2026	—	$—
	5/11/2015	125,000	—	$1.28	5/11/2025	—	$—
	3/7/2014	80,000	—	$1.28	3/7/2024	—	$—
Christine Silverstein	5/20/2020	—	57,837(9)	$1.28	3/16/2030	80,000(10)	$125,600
	3/16/2020	—	102,163(9)	$1.28	3/16/2030	—	$—
	4/9/2019	33,336	46,664(9)	$1.28	4/9/2029	—	$—
	1/7/2019	9,587	10,413(9)	$1.28	1/7/2029	—	$—
	12/14/2017	26,270	8,730(9)	$1.28	12/14/2027	—	$—
	12/13/2016	75,000	—	$1.28	12/13/2026	—	$—
	5/2/2016	93,750	—	$1.28	5/2/2026	—	$—
(1)	Calculated based on the closing share price on December 31, 2020 of $1.57.
(2)
Mr. Amoroso’s options to purchase shares of Common Stock will vest in the following periods: 100,000 options at $1.07 per share will be fully vested in November 2024 and 250,000 options at $1.15 per share will be fully vested in July 2024.

(3)	Mr. Amoroso’s restricted stock granted on October 9, 2020 for 245,455 shares of our Common Stock will be fully vested in September 2021.
(4)	Mr. Carr’s restricted stock granted on October 9, 2020 for 143,182 shares of our Common Stock will be fully vested in September 2021.
(5)
Mr. Carr’s options to purchase shares of Common Stock will vest the following periods: 28,919 options at $1.15 per share will be fully vested in March 2024; 51,081 options at $1.15 per share will be fully vested in March 2024; 10,000 options at $1.15 per share will be fully vested in April 2023; and 35,000 options at $1.15 per share will be fully vested in November 2022.

(6)	Mr. Carr’s restricted stock granted on May 20, 2020 for 40,000 shares of our Common Stock will be fully vested in March 2024.
(7)
Mr. Rouhandeh’s options to purchase shares of Common Stock will vest in the following periods: 86,756 options at $1.28 per share will be fully vested in March 2024; 153,244 options at $1.28 per share will be fully vested in March 2024; 120,000 options at $1.28 per share will be fully vested in April 2023; and 120,000 options at $1.28 per share will be fully vested in December 2021.

(8)	Mr. Rouhandeh’s restricted stock granted on May 20, 2020 for 120,000 shares of our Common Stock will be fully vested in March 2024.
(9)
Ms. Silverstein’s options to purchase shares of Common Stock will vest in the following periods: 57,837 options at $1.28 per share will be fully vested in March 2024; 102,163 options at $1.28 per share will be fully vested in March 2024; 80,000 options at $1.28 per share will be fully vested in April 2023; 20,000 options at $1.28 per share will be fully vested in January 2023; and 35,000 options at $1.28 per share will be fully vested in December 2021.

(10)	Ms. Silverstein’s restricted stock granted on May 20, 2020 for 80,000 shares of our Common Stock will be fully vested in March 2024.

Compensation Pursuant to Agreements and Plans
Employment Agreements
President and Chief Executive Officer
Mr. Amoroso entered into an employment agreement with the Company when he joined as Chief Commercial Officer in July 2020. In his role as Chief Commercial Officer, Mr. Amoroso received an annual base salary of $450,000 and was eligible for an annual discretionary bonus with a target of 40% of his annual base salary. On July 9, 2020, Mr. Amoroso was granted stock options to purchase 250,000 shares of the Company’s Common Stock pursuant to the Company’s 2015 Equity Incentive Plan, with 25% vesting on July 9, 2021 and the remaining 75% vesting in 36 equal monthly installments thereafter. On October 9, 2020, Mr. Amoroso was granted 245,455 restricted shares of Common Stock pursuant to the Company’s 2015 Equity Incentive Plan, with 50% vesting on March 31, 2021 and the remaining 50% vesting on September 30, 2021.
Effective November 1, 2020, the Board appointed Mr. Amoroso to serve as Chief Operating Officer and principal executive officer of the Company. In his new role as Chief Operating Officer, Mr. Amoroso received an annual base salary of $475,000 and was eligible for an annual discretionary bonus with a target of 40% of his annual base salary. In connection with his appointment to Chief Operating Officer, Mr. Amoroso was granted stock options to purchase 100,000 shares of the Company’s Common Stock pursuant to the Company’s 2015 Equity Incentive Plan, with 25% vesting on November 2, 2021 and the remaining 75% vesting in 36 equal monthly installments thereafter.
Mr. Amoroso is eligible to participate in all employee benefit plans that the Company may establish for similarly situated employees, if and to the extent he is eligible pursuant to the terms of such plans and Company policies, which may be modified by the Company at its discretion.
Effective January 1, 2021, Mr. Amoroso’s annual base salary was increased to $482,125 and his annual discretionary bonus target was increased to 45% of his annual base salary.
On March 1, 2021, Mr. Amoroso was granted (i) stock options to purchase 400,000 shares of the Company’s Common Stock pursuant to the Company’s 2015 Equity Incentive Plan, with 25% vesting on March 1, 2022 and the remaining 75% vesting in 36 equal monthly installments thereafter and (ii) 200,000 restricted shares of Common Stock pursuant to the Company’s 2015 Equity Incentive Plan, with 25% vesting on each of March 1, 2022, March 1, 2023, March 1, 2024 and March 1, 2025.
On March 19, 2021, Mr. Amoroso was appointed President, Chief Executive Officer, and Director. In his new role as President and Chief Executive Officer, Mr. Amoroso received an annual base salary of $550,000 and will be eligible for an annual discretionary bonus with a target of 50% of his annual base salary. In connection with his appointment to President and Chief Executive Officer, Mr. Amoroso was granted 250,000 shares of restricted stock and options to purchase 500,000 shares of common stock of the Company. The options vest 25% on the one-year anniversary of the grant date and the remaining 75% vesting in 36 equal monthly installments thereafter. The restricted stock will vest 25% on the one-year anniversary of the grant date and the remaining 75% vesting in equal quarterly installments over the following 36 months.
Mr. Amoroso and the Company may each terminate Amoroso’s employment for any reason upon written notice to the other party. If Mr. Amoroso’s employment is terminated by the Company other than for Cause, or by Mr. Amoroso for Good Reason (as each term is defined in his employment agreement), Mr. Amoroso will be entitled to (i) a payment equal to the sum of his base salary plus his target annual bonus opportunity, (ii) payment equal to the cost of the premium for his health coverage under the Company’s health plan for him and his dependents for the twelve-month period following his termination date, and (iii) accelerated vesting equivalent to twelve (12) months of continued employment from the Termination Date (disregarding such termination for such purpose) with respect to all unvested equity and any other long-term incentive awards granted to you and then outstanding on the Termination Date. The Company’s obligations in the preceding sentence are conditioned upon, among other things, Mr. Amoroso’s execution and nonrevocation of a release of claims in favor of the Company and its affiliates.
If Mr. Amoroso remains continuously employed through the date of a Change in Control (as that term is defined in the employment agreement), all outstanding equity compensation awards will become fully vested and exercisable immediately.

Chief Accounting Officer
The Board appointed Edward Carr as Chief Accounting Officer effective January 7, 2019. He was entitled to an annual base salary of $300,000, effective January 1, 2020 and a target annual bonus opportunity equal to 35% of his base salary. The amount of the annual bonus actually paid depended on the extent to which the performance goals are achieved or exceeded as determined by the Board. Mr. Carr is eligible to participate in all employee benefit plans that the Company may establish for similarly situated employees, if and to the extent he is eligible pursuant to the terms of such plans and Company policies, which may be modified by the Company at its discretion.
On March 16, 2020, Mr. Carr was granted stock options to purchase 51,081 shares of the Company’s Common Stock pursuant to the Company’s 2015 Equity Incentive Plan, with 25% vesting on March 16, 2021 and the remaining 75% vesting in 36 equal monthly installments thereafter. On May 20, 2020, Mr. Carr was granted stock options to purchase 28,919 shares of the Company’s Common Stock pursuant to the Company’s 2015 Equity Incentive Plan, with 25% vesting on March 16, 2021 and the remaining 75% vesting in 36 equal monthly installments thereafter and restricted stock for 40,000 shares of Common Stock pursuant to the Company’s 2015 Equity Incentive Plan, with 25% vesting on March 31, 2021 and the remaining 75% vesting in 36 equal monthly installments thereafter. On October 9, 2020, Mr. Carr was granted restricted stock for 143,182 shares of Common Stock pursuant to the Company’s 2015 Equity Incentive Plan, with 50% vesting on March 31, 2021 and the 50% vesting on September 30, 2021.
Effective January 1, 2021, Mr. Carr’s annual base salary was increased to $336,000 and his annual discretionary bonus target was 35% of his annual base salary.
On March 1, 2021, Mr. Carr was granted (i) stock options to purchase 100,000 shares of the Company’s Common Stock pursuant to the Company’s 2015 Equity Incentive Plan, with 25% vesting on March 1, 2022 and the remaining 75% vesting in 36 equal monthly installments thereafter and (ii) 50,000 restricted shares of Common Stock pursuant to the Company’s 2015 Equity Incentive Plan, with 25% vesting on each of March 1, 2022, March 1, 2023, March 1, 2024 and March 1, 2025.
Mr. Carr and the Company may each terminate Carr’s employment for any reason upon written notice to the other party. If Mr. Carr’s employment is terminated by the Company other than for Cause, or by Mr. Carr for Good Reason (as each term is defined in his employment agreement), Mr. Carr will be entitled to (i) a payment equal to the sum of six months of his annual base salary plus six months of his annual target annual bonus opportunity and (ii) payment equal to the cost of the premium for his health coverage under the Company’s health plan for him and his dependents for the six-month period following his termination date. If Mr. Carr’s employment is terminated by the Company other than for Cause, or by Mr. Carr for Good Reason (as each term is defined in his employment agreement) within twelve months following a Change of Control, Mr. Carr will be entitled to (i) a payment equal to the sum of nine months of his annual base salary plus nine months of his annual target annual bonus opportunity and (ii) payment equal to the cost of the premium for his health coverage under the Company’s health plan for him and his dependents for the nine-month period following his termination date. The Company’s obligations in the preceding sentence are conditioned upon, among other things, Mr. Carr’s execution and nonrevocation of a release of claims in favor of the Company and its affiliates.
If Mr. Carr remains continuously employed through the date of a Change in Control (as that term is defined in the employment agreement), all outstanding equity compensation awards will become fully vested and exercisable immediately.
Retirement Benefits
The Company’s executives are provided usual and customary retirement benefits available to all employees, including the NEOs. These include thrift savings (401(k)), life insurance, accidental death and dismemberment insurance, medical/dental insurance, vision insurance, long-term disability insurance and a Company-sponsored pension plan. We provide matching contributions under our 401(k) to all employees, including the NEOs.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serve as a member of the Board or Compensation Committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee. None of the current members of our Compensation Committee has ever been an employee of Abeona or any subsidiary of Abeona.

COMPENSATION COMMITTEE DISCUSSION ON EXECUTIVE COMPENSATION
The Compensation Committee operates under a written charter adopted by the Board and is responsible for making all compensation decisions for the Company’s directors and named executives including determining base salary and annual incentive compensation amounts and recommending stock option grants and other stock-based compensation under our equity incentive plans. The Compensation Committee charter can be found on our website at www.abeonatherapeutics.com under “Investor & Media-Corporate Governance-Governance Documents.”

PROPOSAL 1

ELECTION OF DIRECTORS
Our Certificate of Incorporation and Bylaws presently provide that our Board shall consist of between three to 15 members, shall be divided into three classes as nearly equal in number as possible, and that each director shall serve for a term of three years and until his/her successor is elected and qualified or until his/her earlier resignation, death or removal. By resolution, the Board has set the number of its directors at nine directors. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a three-year term. The Board presently consists of nine members.
Messrs. Rouhandeh and Amoroso and Dr. Alland are Class 2 directors with their terms set to expire at the Annual Meeting.
Messrs. Alvino and Wuchterl and Ms. Charles are Class 3 directors with their terms set to expire at the annual meeting of stockholders in 2022.
Mr. Mann, Ms. Silverstein and Dr. Wider are Class 1 directors with their terms set to expire at the annual meeting of stockholders in 2023.
Nominees for Term Expiring at the Annual Meeting (Class 2 Directors)
Messrs. Rouhandeh and Amoroso and Dr. Alland are Class 2 directors standing for election to the Board for a three-year term expiring at the 2024 annual meeting. Mr. Rouhandeh has served as a director since 2008 and Mr. Amoroso and Dr. Alland have served as directors since 2021. Messrs. Rouhandeh’s and Amoroso’s and Dr. Alland’s terms will expire at the Annual Meeting. If elected at the Annual Meeting, they will each serve for a term of three years expiring on the date of the annual meeting of stockholders in 2024. Messrs. Rouhandeh and Amoroso and Dr. Alland exemplify how our Board values professional experience in business and the pharmaceutical industry, as well as strong moral character. It is this strong and diversified background and sets of skills that our Board believes provide it, as a whole, with a strong foundation of technical expertise.
There is no family relationship among any of the directors or officers. The nominees have each consented to serve as a director and the Board has no reason to believe that they will be unavailable for such service.
Business and Experience of Nominees for Director
Steven H. Rouhandeh, 64, has been Chairman of the Board since September 30, 2020 and was our Executive Chairman (principal executive officer) from January 1, 2015 until April 15, 2020. Mr. Rouhandeh has been a director since March 4, 2008. He has been Chief Investment Officer of SCO Capital Partners, a group of New York based life sciences funds since 1997. Mr. Rouhandeh possesses a diverse background in financial services that includes experience in asset management, corporate finance, investment banking and law. He has been active throughout recent years as an executive in venture capital and as a founder of several companies in the biotech field. His experience also includes positions as Managing Director of a private equity group at Metzler Bank, a private European investment firm and Vice President, Investment Banking at Deutsche Bank. Mr. Rouhandeh was also a corporate attorney at New York City-based Cravath, Swaine & Moore. Mr. Rouhandeh holds a J.D. from Harvard Law School, Harvard University and a B.A. Political Science from Southern Illinois University. Mr. Rouhandeh’s qualifications to serve on our Board include his institutional knowledge of our Company and his extensive domestic and international financial experience in the healthcare industry.
Michael Amoroso, 43, was appointed our President, Chief Executive Officer and a director on March 19, 2021. Mr. Amoroso joined Abeona on July 9, 2020 as Chief Commercial Officer and was promoted to Chief Operating Officer on November 1, 2020. As Chief Operating Officer, Mr. Amoroso lead all functions and served as principal executive officer. From 2018 to 2020, he served as Senior Vice President and Head of Worldwide Commercial Operations for Cell Therapy at Kite, a Gilead Company, where he led all operations and functions charged with bringing the first wide-spread CAR-T cell therapy, YESCARTA®, to world major markets while also preparing the organization for its future cell therapy pipeline. Prior to his time at Kite, Mr. Amoroso served in senior level executive positions at Eisai Inc. from 2017 to 2018, Celgene Corporation (now a subsidiary of Bristol-Myers Squibb Company) from 2011 to 2017 and Aventis (now Sanofi) from 2001 to 2011. Mr. Amoroso has worked with companies in the small molecules, biologics, and cell and gene therapies space across large, medium, and small capitalization companies with his deepest areas of expertise in rare, oncology diseases. Mr. Amoroso earned his Executive M.B.A.

in Management from the Stern School of Business, New York University, and his B.A. in Biological Sciences, summa cum laude, from Rider University. Mr. Amoroso’s qualifications to serve on our Board include his extensive experience in leading teams, either directly or indirectly, across clinical development, regulatory and medical affairs, corporate affairs, and commercial, both in the U.S and globally, with direct operational experience in various pharmaceutical companies.
Leila Alland, M.D., 58, became a director on April 14, 2021. Dr. Alland, a pediatric hematologistoncologist and accomplished physician-scientist, has been working in the biopharmaceutical industry since 2001 to bring novel therapies to patients. Since 2019, Dr. Alland has served as Chief Medical Officer of PMV Pharmaceuticals, Inc., a Nasdaq-listed precision oncology company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53 mutants. From 2018 to 2019, Dr. Alland served as Chief Medical Officer of Affimed, a clinical-stage immuno-oncology company, and, from 2016 to 2018, Dr. Alland served as Chief Medical Officer of Tarveda Therapeutics, a clinical stage precision oncology company. Dr. Alland also held leadership positions at AstraZeneca, Bristol-Myers Squibb, Novartis, and Schering-Plough, where she worked on a broad range of oncology products from early to late stage development and contributed to multiple successful drug approvals. Dr. Alland obtained her medical degree from New York University School of Medicine, and her B.A. in Biology from the University of Pennsylvania. She completed her residency in Pediatrics at The Children’s Hospital of Philadelphia, and her fellowship in Pediatric Hematology/Oncology at The New York Hospital and Memorial Sloan-Kettering Cancer Center. From 1994 to 2000, Dr. Alland served as Assistant Professor of Pediatrics at Albert Einstein College of Medicine where she was awarded the James S. McDonnell Foundation Scholar Award and pursued basic cancer research while also caring for children with cancer and blood disorders. Since 2020, Dr. Alland has served as Director on the Board of Cytovia Therapeutics, an immune-oncology company developing engineered cellular and antibody therapies to treat cancer. Dr. Alland is a member of the Scientific Advisory Councilof Columbia University's Center for Radiological Research, and serves as a scientific reviewer for the Cancer Prevention and Research Institute of Texas. Dr. Alland’s qualifications to serve on our Board include her leadership skills and her vast medical and scientific experience serving companies in the biotech and pharmaceutical field.
Nomination and Election of Directors
When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management or others. After conducting an initial evaluation of a candidate, the committee will interview that candidate if it believes the candidate might be suitable to serve as a director. The committee may also ask the candidate to meet with Company management. If the committee believes a candidate would be a valuable addition to the Board and there is either a vacancy on the Board or the committee believes it is in the best interests of the Company and our stockholders to increase the number of Board members to elect that candidate, it will recommend to the full Board that candidate’s election.
Before nominating a sitting director for reelection at an annual stockholder meeting, the committee will consider the director’s performance on the Board and whether the director’s reelection would be in the best interests of the Company’s stockholders and consistent with the Company’s corporate governance guidelines and continued compliance with applicable law, rules and regulations.
The Board believes that it should be comprised of directors with diverse and complementary backgrounds, and that directors should have expertise that, at a minimum, may be useful to the Company and may contribute to the success of the Company’s business. Directors also should possess the highest personal and professional ethics and should be willing and able to devote an amount of time sufficient to effectively carry out their duties and contribute to the success of the Company’s business. When considering candidates for director, the committee takes into account a number of factors, including:
•	Independence from management;
•	Age, gender and ethnic background;
•	Relevant business experience;
•	Judgment, skill and integrity;
•	Existing commitments to other businesses;
•	Potential conflicts of interest;
•	Corporate governance background;

•	Financial and accounting background;
•	Executive compensation background; and
•	Size and composition of the existing Board.
The Nominating and Corporate Governance Committee will consider additional candidates for director suggested by stockholders by considering the foregoing criteria and the additional information referred to below. There are no differences in the manner in which the committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or by the Nomination and Corporate Governance Committee. Stockholders wishing to suggest a candidate for director should write to the Company, c/o Investor Relations, 1330 Avenue of the Americas, 33rd Floor, New York, New York 10019. When submitting candidates for nomination to be elected at the Company’s annual meeting of stockholders, stockholders must follow the notice procedures, which are described under the heading “Submission of Nominations and Proposals for the 2022 Annual Meeting” and include the following:
•	The name and address of the stockholder and a statement that he, she or it is a stockholder of the Company and is proposing a candidate for consideration by the committee;
•
The number of shares of Company capital stock owned by the stockholder as of the record date for the applicable annual stockholder meeting (if such date has been announced) and as of the date of the notice, and length of time such stockholder has held such shares;

•	The name, age and address of the candidate;
•	A description of the candidate’s business and educational experience;
•	The class and number of shares of Company capital stock, if any, owned by the candidate, and length of time such candidate has held such shares;
•
Information regarding each of the foregoing criteria the Board generally considers, other than the factor regarding Board size and composition, sufficient to enable the committee to evaluate the candidate;

•	A description of any relationship between the candidate and any customer, supplier or competitor of the Company or any actual or potential conflict of interest;
•	A description of any relationship or understanding between the stockholder and the candidate;
•	A statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected;
•	A statement as to whether the director is independent under applicable SEC and Nasdaq rules; and
•	Such other information regarding each nominee that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC.
In addition, pursuant to a Director Designation Agreement dated as of November 15, 2007, for as long as SCO Capital Partners LLC (“SCO Capital”), our largest stockholder, and its affiliates hold at least 20% of the aggregate number of shares of the Series A Stock issued to SCO Capital and its affiliates in connection with the Company's 2007 note exchange or at least 20% of the Company's Common Stock issued upon conversion of such Series A Stock, (a) SCO Capital shall have the right, from time to time, to designate two individuals, in the sole discretion of SCO Capital, to serve as directors of the Company (the “SCO Director Designees”), (b) the Company shall use its best efforts at all times to cause the number of directors to be fixed at a sufficient number such that at least two positions shall be available for the SCO Director Designees (the “SCO Board Seats”), (c) the Company shall use its best efforts to cause the SCO Director Designees to be nominated and elected for service as directors of the Company at each meeting of the Company’s shareholders held for the purpose of electing directors and (d) if at any time, or from time to time, one or more of the SCO Board Seats is or becomes vacant for any reason prior to the next annual meeting of shareholders, the Company shall use its best efforts to cause such vacancy to be filled with an SCO Director Designee.

For Proposal 1, the directors will be elected upon the affirmative vote of a majority of the outstanding shares of Common Stock present through virtual attendance or by proxy at the Annual Meeting and entitled to vote on the Proposal. For Proposal 1, stockholders may vote “FOR,” “AGAINST,” or “ABSTAIN.” Abstentions will have the effect of a “AGAINST” such proposal. Broker non-votes, if any, will be disregarded and will have no effect on the outcome of the vote for Proposal 1.
The Board recommends that the stockholders vote “FOR” the Class 2 Directors.
Information with Respect to Other Directors
Directors Whose Terms Expire at the Annual Meeting in 2022 (Class 3 Directors)
Mark J. Alvino, 53, became a director on March 26, 2021 and currently serves as Chair of the Compensation Committee and as a member on the Audit Committee. From March 2006 until April 15, 2020, Mr. Alvino served as a member of our Board. Mr. Alvino is currently President of Hudson Square Capital LLC, since October 2014. From 2013 to October 2014, Mr. Alvino was leading the Life Sciences efforts of Bradley Woods & Co. Ltd. Mr. Alvino was Managing Director for Griffin Securities from 2007 to 2013. He previously worked at Feinstein Kean Healthcare, an Ogilvy Public Relations Worldwide Company, where he was Senior Vice President, responsible for managing both investor and corporate communications programs for many private and public companies and acted as senior counsel throughout the agency’s network of offices. Prior to working at FKH, Mr. Alvino served as Vice President of Investor Relations and managed the New York Office of Allen & Caron, Inc., an investor relations agency. His base of clients included medical devices, biotechnology, and e-healthcare companies. Mr. Alvino also spent several years working with Wall Street brokerages including Ladenburg, Thallman & Co. and Martin Simpson & Co. Mr. Alvino’s qualifications to serve on our Board include his leadership skills and his experience in the areas of financial management and business strategy in the biopharmaceutical field.
Faith L. Charles, 59, became a director on March 26, 2021 and currently serves as Chair of the Nominating and Corporate Governance Committee and as a member of the Audit Committee. Ms. Charles has been a corporate transactions and securities partner at the law firm of Thompson Hine, LLP, since 2010. She leads Thompson Hine’s Life Sciences practice, advising public and emerging biotech and pharmaceutical companies in the U.S. and internationally. Ms. Charles negotiates complex private and public financing transactions, mergers and acquisitions, licensing transactions and strategic collaborations. She serves as outside counsel to a myriad of life sciences companies and is known in the industry as an astute business advisor, providing valuable insights into capital markets, corporate governance and strategic development. Since 2018, Ms. Charles has served on the Board of Directors and as a member of the Audit Committee and Chair of the Compensation Committee of Entera Bio, a publicly-traded biotechnology company. She also serves on the Board of Directors of several private life science companies. Ms. Charles founded the Women in Bio Metro New York chapter and chaired the chapter for five years. She currently serves on the national board of Women in Bio. Ms. Charles is also a member of the board of Gilda's Club New York City. She has been recognized as a Life Sciences Star by Euromoney’s LMG Life Sciences, has been named a BTI Client Service All-Star, and was named by Crain’s New York Business to the list of 2020 Notable Women in the Law. Ms. Charles holds a J.D degree from The George Washington University Law School and a B.A. in Psychology from Barnard College, Columbia University. Ms. Charles is a graduate of Women in Bio's Boardroom Ready Program, an Executive Education Program taught by The George Washington University School of Business. Ms. Charles’ qualifications to serve on our Board include her leadership skills and her vast legal experience serving companies in the biotech and pharmaceutical field.
Donald A. Wuchterl, 51, became a director on April 14, 2021. Since April 2021, Mr. Wuchterl has served as Senior Vice President and Chief Manufacturing Officer at T-knife Therapeutics, a next-generation T-cell receptor company developing innovative therapeutics for the benefit of solid tumor patients where he is responsible for all Chemistry, Manufacturing and Controls (“CMC”) functions. From 2016 to 2021, Mr. Wuchterl served as Senior Vice President, Technical Operations and Quality at Audentes Therapeutics (an Astellas Company), a gene therapy company focused on developing and commercializing innovative products for patients living with serious, life-threatening rare neuromuscular diseases. From 2012 to 2016, Mr. Wuchterl served as Senior Vice President and Chief Operating Officer at Cytovance Biologics, a leading biopharmaceutical contract manufacturing company. Prior to Cytovance, Mr. Wuchterl held positions of increasing responsibility with Dendreon, Shire HGT, Amgen, Biogen Idec and Roche. Mr. Wuchterl has a B.S. in Business Administration from Colorado Technical University and an M.B.A. from Fitchburg State University. Mr. Wuchterl’s qualifications to serve on Abeona’s board include his over 29 years of experience in the life sciences industries, with senior roles in operations and CMC across several different product types. He also brings significant experience building out and leading new cGMP organizations and facilities.

Directors Whose Terms Expire at the Annual Meeting in 2023 (Class 1 Directors)
Paul Mann, 45, became a director in June 2020 and serves as Chair of the Audit Committee. Mr. Mann has over 20 years of experience in the financial and biotechnology industries. Most recently, Mr. Mann served as Chief Financial Officer at PolarityTE, Inc., a biotechnology and regenerative biomaterials company, from June 2018 to March 31, 2020. From August 2016 to June 2018, he served as the Healthcare Portfolio Manager for Highbridge Capital Management. From August 2013 to March 2016, Mr. Mann served as an analyst with Soros Fund Management. Prior to joining Soros Fund Management, Mr. Mann was an analyst and portfolio manager with Lodestone Natural Resources and UBS from September 2011 to March 2013. Prior to moving to the buy-side, Mr. Mann spent 11 years as a sell-side analyst at Morgan Stanley and Deutsche Bank. He started his career as a research scientist at Proctor and Gamble and he has an MA (Cantab) and an MEng in Chemical Engineering from Cambridge University. Mr. Mann is a CFA charter holder. Mr. Mann’s qualifications to serve on our Board include his extensive financial experience in the financial and biotechnology industries.
Christine Silverstein, 38, became a director in March 2020. From July 2020 to January 2021, Ms. Silverstein served as Chief Financial Officer of Emendo Biotherapeutics, a next generation gene-editing company that was acquired in December 2020 by AnGes, Inc., a biopharmaceutical company focused on gene-based medicines. Ms. Silverstein previously operated in various senior executive corporate finance roles within Abeona Therapeutics, including Chief Financial Officer and Principal Financial Officer of Abeona Therapeutics from January 2019 to March 2020. Prior to joining Abeona in 2016, from 2014 to 2016, she served as Head of Investor Relations at Relmada Therapeutics, Inc., a late-stage biotechnology company addressing diseases of the central nervous system (CNS). Ms. Silverstein previously served in senior executive roles within a biotechnology venture fund and various capital markets advisory firms. Ms. Silverstein began her career in the financial services as an investment advisor at Royal Alliance Associates before moving to the biotechnology industry. A member of CHIEF, Deloitte’s Chief Financial Officer Program, Women in Bio (WIB) and the National Investor Relations Institute (NIRI), Ms. Silverstein holds a B.S from the Peter Tobin College of Business at St. John’s University and earned various accreditations from FINRA. Ms. Silverstein’s qualifications to serve on our Board include her extensive corporate strategic planning, capital markets and capital raising expertise, business development, compliance and crisis management experience.
Todd Wider, M.D., 56, became a director in May 2015 and currently serves as a member of the Compensation Committee and the Governance and Nominating Committee. Dr. Wider is a surgeon and has served as consultant to numerous entities in the biotechnology space. He has served as the Chairman and CMO of Emendo Biotherapeutics since 2019. In addition, Dr. Wider served as a director of ARYA Acquisition Sciences Corp. I from October 2018 to March 2020 and of ARYA Acquisition Sciences Corp. II from June 2020 to November 2020, and has served on the board of directors of ARYA Sciences Acquisition Corp. III since August 2020. Dr. Wider holds an M.D. from Columbia College of Physicians and a B.A. from Princeton University. Dr. Wider’s qualifications to serve our Board include his biotechnology expertise as well as his experience as a surgeon.
Information with Respect to Executive Officers
Please refer to the section above, “Business and Experience of Nominees for Director” for information related to Mr. Amoroso.
Edward Carr, 51, became our Chief Accounting Officer on January 7, 2019. Mr. Carr joined Abeona in 2018 as Vice President, Controller, bringing more than 25 years of corporate public accounting experience to the Company. Previously, from October 2017 to November 2018, he served as Vice President and Assistant Controller at Coty Inc., a publicly-traded multinational manufacturing company, and, from April 2007 to March 2017, Mr. Carr served as Chief Accounting Officer at Foster Wheeler AG, a publicly-traded multinational engineering company. Mr. Carr has significant experience managing various accounting, financial reporting, internal controls, tax and treasury matters. Mr. Carr, who is a Certified Public Accountant, began his career at Ernst & Young LLP. He holds a B.S. and Master of Professional Accountancy from West Virginia University.

PROPOSAL 2

AMENDMENT OF OUR RESTATED CERTIFICATE OF INCORPORATION TO DE-CLASSIFY OUR BOARD OF DIRECTORS
Our Board is currently divided into three classes, with one class being elected at each annual meeting of stockholders. Each director serves a three-year term, with termination staggered according to class. In recent years, however, many public companies have eliminated their classified board structure in favor of annual elections of directors as investors have raised concerns that classified boards reduce accountability of directors to stockholders. The Board has carefully considered corporate governance best practices and the advantages and disadvantages of a classified board. Accordingly, the Board believes it is in the best interests of the Company and its stockholders to de-classify our board structure in favor of annual elections to provide stockholders with the opportunity to annually register their views on the collective performance of the Board and on each director individually. We are asking stockholders to approve the amendment to the Certificate of Incorporation in the form attached hereto as Annex A.
The Board has approved and recommends that the stockholders approve the proposed amendment to the Certificate of Incorporation that provides for elimination of the classified board structure. If the proposed amendment to the Certificate of Incorporation is approved by the requisite vote of stockholders at the Annual Meeting, the de-classification of the Board will occur immediately, with all of the Company’s nominated directors standing for re-election for a one-year term at the 2022 Annual Meeting. If the De-Classification Proposal is not approved, the Board will remain classified.
The Board also has conditionally approved conforming amendments to the Company’s Bylaws. If the De-Classification Proposal is approved by stockholders, these conforming amendments would become effective immediately upon the effectiveness of the amendment to the Certificate of Incorporation. Stockholder approval is not required for these conforming amendments, and stockholders are not being asked to vote on those amendments.
Required Vote
The approval of the De-Classification Proposal requires the affirmative vote of the holders of at least 66 2/3% of the shares outstanding. Unless marked to the contrary, proxies received will be voted “FOR” the De-Classification Proposal.
Recommendation of the Board
The Board recommends that the stockholders vote “FOR” approval of the amendment to our certificate of incorporation to de-classify the Board so that all directors are elected annually.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF WHITLEY PENN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Whitley Penn LLP, an independent registered public accounting firm, has been our independent registered public accounting firm since September 2006. The Board has recommended that the stockholders ratify the reappointment of Whitley Penn LLP as the Company’s independent registered public accounting firm for the current year, fiscal year 2021.
A representative of Whitley Penn LLP is not expected to be present at the Annual Meeting but will be available to respond to appropriate questions in writing.
Ratification by stockholders is not required. If Proposal 3 is not approved by the stockholders, the Board does not plan to change the appointment for fiscal year 2021 but will consider such vote in selecting our independent registered public accounting firm for fiscal year 2022.
Proposal 3 will be approved upon the affirmative vote of a majority of shares of Common Stock present through virtual attendance or represented by proxy at the Annual Meeting and entitled to vote on such proposal voting together. Abstentions will have the effect of a vote “AGAINST” Proposal 3. Brokers may vote on Proposal 3 absent instructions from the beneficial owner.
The Board recommends that the stockholders vote “FOR” the ratification of the appointment of Whitley Penn, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

REPORT OF THE AUDIT COMMITTEE
In fulfilling its oversight responsibility, the Audit Committee reviewed and discussed our audited 2020 year-end financial statements with management and with Whitley Penn LLP, our independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, Communications with Audit Committees. In addition, the Audit Committee received from the independent registered public accounting firm written disclosures and the letter required by the applicable standards of the PCAOB. The Audit Committee also discussed with the independent registered public accounting firm the auditors’ independence from management and the Company, including a review of audit and non-audit fees and the matters covered by the written disclosures and letter provided by the independent registered public accounting firm.
The Audit Committee discussed with Whitley Penn LLP the overall scope and plans for the audit. The Audit Committee met with Whitley Penn LLP to discuss the results of its audit and reviews, its evaluations of the Company and its personnel, our internal controls and the overall quality of our financial reporting.
Based on the reviews and discussions referred to above, the Audit Committee reviewed and recommended to the Board that our audited 2020 year-end financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the Securities and Exchange Commission.
The foregoing Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically incorporates it by reference into such future filings.
AUDIT COMMITTEE
Paul Mann, Chairman
Todd Wider

INDEPENDENT AUDITOR FEES
The following table presents fees for professional audit services rendered by Whitley Penn LLP for the audit of our annual financial statements for the years ended December 31, 2020 and 2019, and fees billed for other services rendered during the respective periods.
Types of Fees	2020	2019
Audit Fees(1)	$171,000	$214,000
Audit-Related Fees(2)	$33,000	$50,000
Tax Fees	$0	$0
All Other Fees	$0	$0
(1)
Audit fees for 2020 and 2019 were for professional services rendered for the audit of our financial statements for the fiscal year and reviews of our quarterly financial statements included in our Form 10-Q filings.

(2)	Audit-related fees are for services related to our registration statements on Forms S-3 and S-8 and other fees.
All decisions regarding the selection of an independent registered public accounting firm and approval of accounting services and fees are made by our Audit Committee in accordance with the provisions of the Sarbanes-Oxley Act of 2002 and related SEC rules.
The Audit Committee selected Whitley Penn LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. Whitley Penn LLP has served as Abeona’s independent registered public accounting firm since September 2006.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm prior to the engagement with respect to such services. The Audit Committee approved all of the services listed under the preceding captions “Audit Fees” and “Audit-Related Fees.”

OTHER MATTERS
As of the date of this proxy statement, the Board is not aware of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If (i) any matters not within the knowledge of the Board as of the date of this proxy statement should properly come before the Annual Meeting; (ii) a person not named herein is nominated at the Annual Meeting for election as a director because a nominee named herein is unable to serve or for good cause will not serve; (iii) any proposals properly omitted from this proxy statement and the form of proxy, subject to applicable laws and our Certificate of Incorporation and Bylaws, should come before the Annual Meeting; or (iv) any matters should arise incident to the conduct of the Annual Meeting, then the proxies will be voted by the persons named in the enclosed form of proxy, or their substitutes acting thereunder, in accordance with the recommendations of the Board, or, if no such recommendations are made, in accordance with their best judgment.
SUBMISSION OF NOMINATIONS AND PROPOSALS FOR THE 2022 ANNUAL MEETING
The 2022 annual meeting of stockholders is expected to be held on or about May 18, 2022. The Board will make provisions for the presentation of proposals submitted by eligible stockholders who have complied with the relevant rules and regulations of the SEC as well as those contained in our Certificate of Incorporation and Bylaws. These requirements are summarized above under the heading Nomination and Election of Directors. Stockholder proposals to be included in the proxy statement for the 2022 annual meeting of stockholders must be received by the Company no later than February 23, 2022. Additionally, with respect to nominations and proposals to be presented at the 2022 annual meeting of stockholders outside of the processes of Rule 14a-8 under the Exchange Act, we must receive such nominations for the election of directors or proposals no later than December 10, 2021.
STOCKHOLDERS SHARING AN ADDRESS OR HOUSEHOLD
Only one copy of our Annual Report and Proxy Statement is being delivered to multiple security holders sharing an address unless we have received instructions to the contrary from one or more of the stockholders.
We will deliver promptly upon written or oral request a separate copy of our Annual Report and Proxy Statement to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of our Annual Report and Proxy Statement, or if two stockholders sharing an address have received two copies of any of these documents and desire to only receive one, you may write to the Company, c/o Investor Relations, at our principal executive offices at 1330 Avenue of the Americas, 33rd Floor, New York, NY 10019 or call the Company at 646-813-4701.
COST AND METHOD OF SOLICITATION
We will pay the cost of soliciting proxies. Proxies may be solicited on behalf of the Company by directors, officers or employees of Abeona in person or by telephone, email or other electronic means. As required by the SEC, we also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our Common Stock. We will pay Morrow Sodali LLC a fee not to exceed $10,000 plus costs and expenses. In addition, Morrow Sodali LLC and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.
FORM 10-K
Our annual report on Form 10-K for the 2020 fiscal year is available without charge to each stockholder, upon written request to the Company, c/o Investor Relations, at our principal executive offices at 1330 Avenue of the Americas, 33rd Floor, New York, NY 10019 and is also available on our website at www.abeonatherapeutics.com under the heading “Investor & Media-SEC Filings.”

Annex A
Proposed Amendment to

Abeona Therapeutics Inc.’s Restated Certificate of Incorporation
New or amended language is indicated by underlining. Language to be removed is indicate by ~~strike-through~~.
Article VII of the Company’s Restated Certificate of Incorporation will be replaced in its entirety by the following revised Article VII:
ARTICLE VII.
The number of persons constituting the board of directors of the Corporation shall be fixed by the Bylaws of the Corporation. Directors need not be residents of the State of Delaware or stockholders of the Corporation and shall exercise all the powers conferred on the Corporation by this Certificate of Incorporation and by the laws of the State of Delaware. The initial board of directors shall consist of nine (9) members. The use of a written ballot in connection with the election of directors shall not be required.
~~The board of directors shall be divided into three classes as nearly equal in number as possible.~~ At each Annual Meeting of Stockholders, each ~~the~~ director~~s whose terms expire~~ shall be elected for a term of office to expire at the ~~third succeeding~~ next Annual Meeting of Stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal.
Nominations for the election of directors may be made by the board of directors or by any record owner of capital stock of the Corporation entitled to vote in the election of directors. However, a stockholder may nominate one or more persons for election as a director at a meeting, only if written notice of such stockholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than: (i) with respect to an election to be held at an annual meeting of stockholders, one hundred twenty (120) days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the seventh day following the earlier of: (1) the date on which notice of such meeting is first given to stockholders; and (2) the date on which a public announcement of such meeting is first made. Each notice shall include: (i) the name and address of each stockholder of record who intends to appear in person or by proxy to make the nomination and of the person or persons to be nominated; (ii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are made by the stockholder; (iii) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (iv) the consent of each nominee to serve as a director of the Corporation if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.
Any director, or the entire board of directors, may be removed from office at any time, but only for cause and only upon the affirmative vote of the holders of at least 66 2/3% of the shares entitled to vote in the election of directors.
Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation, the affirmative vote of the holders of at least 66 2/3% of the shares entitled to vote shall be required to amend, repeal, or adopt any provisions inconsistent with this Article VII.
A-1

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ABEO2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D52316-P49752 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ABEONA THERAPEUTICS INC.

THE BOARD RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.

1. Election of three Class 2 Directors for a three-year term.

NOMINEES:	For	Against	Abstain
1a. Steven H. Rouhandeh	☐	☐	☐
1b. Michael Amoroso	☐	☐	☐
1c. Leila Alland, M.D.	☐	☐	☐

	For	Against	Abstain
2. Amendment to the Restated Certificate of Incorporation to de-classify the Board of Directors.	☐	☐	☐
3. Ratify the appointment of Whitley Penn LLP as our independent registered public accountant for the fiscal year ending December 31, 2021.	☐	☐	☐

To transact such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

PLEASE MARK, SIGN AND DATE BELOW AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

THIS PROXY IS SOLICITED ON BEHALF OF ABEONA THERAPEUTICS INC.'S BOARD OF DIRECTORS AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO BEING VOTED AT THE 2021 ANNUAL MEETING OF STOCKHOLDERS BY SUBMITTING ANOTHER PROXY BEARING A LATER DATE OR BY GIVING NOTICE IN WRITING TO OUR SECRETARY NOT LATER THAN THE DAY PRIOR TO THE ANNUAL MEETING.

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

ANNUAL MEETING OF STOCKHOLDERS OF

ABEONA THERAPEUTICS INC.

Wednesday, May 26, 2021

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

(Please detach along perforated line and mail in the envelope provided)

D52317-P49752

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder, having received the Notice of Annual Meeting of Stockholders and proxy statement dated April 19, 2021, and revoking any proxy heretofore given, hereby appoints Michael Amoroso, Chief Executive Officer, and Edward Carr, Chief Accounting Officer for the Corporation or either of them, proxies of the undersigned with full power of substitution, to vote all shares of Common Stock of Abeona Therapeutics Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held virtually at 9:00 a.m., Eastern Time on Wednesday, May 26, 2021, or any postponement or adjournment thereof via live audio webcast over the Internet at www.virtualshareholdermeeting.com/ABEO2021.

The proxy holder is authorized to act, in accordance with his or her discretion, upon all matters incident to the conduct of the meeting and upon other matters that properly come before the Annual Meeting of Stockholders, subject to compliance with Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" the nominees listed in Proposal 1 and "FOR" Proposals 2 and 3.

In their discretion, the named proxies are authorized to vote on any other matters that may properly come before the Annual Meeting or any postponement or adjournment thereof as set forth in the proxy statement.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.